AMENDMENT NO. 2 TO THE
                         STORAGE TECHNOLOGY CORPORATION
                         1995 EQUITY PARTICIPATION PLAN,
                  AS AMENDED THROUGH MARCH 5, 1999 (the "Plan")
               (As adopted by the Board of Directors on March 9, 2000)



Section 8.1 of the Plan shall be deleted in its entirety and replaced, in lieu thereof, with the following:


      "8.1 Option Exercise Price. The per share price to be paid by the Participant at the time a Non-qualified Option is exercised shall be determined by the Committee at the time the Stock Option is granted or amended, but in no event shall such exercise price per share be less than one hundred percent of the Fair Market Value of one share of Common Stock on the date the Stock Option is granted or amended."